UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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VERSO CORPORATION
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This filing contains the following communication, which was distributed by Verso Corporation (“Verso”) on January 13, 2020:

1.	Verso Press Release, dated January 13, 2020

Verso Mails Letter to Stockholders Reiterating the Significant Value Creation and Return of Capital to Stockholders by the Board and Management Team

Atlas/Blue Wolf’s Abstention on the Pixelle Transaction Has the Same Impact as Voting “Against” and Could Deprive Stockholders of at Least $225 Million of Capital Returns

Atlas/Blue Wolf’s Questionable Intentions and Conflicted, Non-Additive Nominees May Seek to Derail the Pixelle Transaction and Will Likely Impede Transformational Progress

MIAMISBURG, Ohio – Jan. 13, 2020 /PRNewswire/ – Verso Corporation (NYSE: VRS) (“Verso” or the “Company”) today announced that the Verso Board of Directors has sent a letter to stockholders in connection with the Company’s upcoming 2019 Annual Meeting of Stockholders, to be held on January 31, 2020. As previously disclosed, the Annual Meeting will include proposals related to the sale of Verso’s Androscoggin and Stevens Point mills to Pixelle Specialty Solutions (the “Pixelle Transaction”). Verso stockholders of record at the close of business on December 16, 2019 are entitled to attend and vote at the Annual Meeting. The Company’s proxy statement and other important information related to the Annual Meeting can be found online at http://www.stockholderdocs.com/VRS.

Verso’s Board of Directors (the “Board”) unanimously recommends that stockholders vote “FOR” ALL seven of Verso’s nominees, “FOR” the approval of the Pixelle Transaction (Company Proposal 2), and “FOR” Company Proposals 3 - 8 on the WHITE proxy card TODAY.

Today the Verso Board will mail the following letter to stockholders:

January 13, 2020

Dear Fellow Stockholders,

Our Annual Meeting for Stockholders to be held on January 31, 2020, is rapidly approaching, and your vote is critical to the future of the Company, no matter how many shares you own. The Board of Directors unanimously recommends that you vote “FOR” ALL seven of Verso’s nominees and “FOR” the approval of the Pixelle Transaction (Company Proposal 2) on the WHITE proxy card TODAY.

Your vote is very important. You are entitled to have accurate and reliable information on which to base your decision. We are writing this letter to provide you with facts that dispel and negate Atlas/Blue Wolf’s contrived mischaracterizations of our Company. We want to set the record straight about the significant value that our proposed Board nominees will create for Verso in the near and long term.

EVERY "FOR" VOTE IS CRITICAL TO APPROVE THE PIXELLE TRANSACTION

ATLAS/BLUE WOLF’S ABSTENTION ON THE PIXELLE TRANSACTION HAS THE SAME IMPACT AS VOTING “AGAINST” SINCE VERSO REQUIRES AN AFFIRMATIVE VOTE OF A MAJORITY OF THE OUTSTANDING SHARES, NOT JUST A MAJORITY OF THE VOTES CAST AT THE ANNUAL MEETING. ATLAS/BLUE WOLF’S ACTIONS ARE PUTTING AT LEAST $225 MILLION OF CAPITAL RETURNS – AND THE FUTURE VALUE OF YOUR INVESTMENT – AT RISK

We believe Atlas/Blue Wolf has commenced its proxy contest so as to control the Company’s specialty mills without paying for them and to provide an exit strategy for its suspected underperforming portfolio asset, Twin Rivers Paper, by combining it with our better performing assets. Atlas/Blue Wolf’s objective is self-serving and doesn’t benefit all of Verso’s stockholders.

Atlas/Blue Wolf’s decision to abstain from voting on the Pixelle Transaction clearly evidences its self-serving agenda: it won’t take a public position on the sale because it doesn’t want to admit that this is a great deal for all of our stockholders – other than Atlas/Blue Wolf, which for the last two years has attempted to gain control of the Stevens Point and Androscoggin Mills without paying fair value. Atlas/Blue Wolf’s abstention is a way of voting NO on the sale and it is clear that Atlas/Blue Wolf took this position for the sole purpose of opposing the transaction. As outlined in our public proxy materials, abstentions have the same effect as voting against the transaction, since Verso requires an affirmative vote of a majority of the outstanding shares, not just a majority of the votes cast at the Annual Meeting. To be approved, the Pixelle Transaction requires the affirmative vote of a majority of shares outstanding. Your vote FOR the Pixelle Transaction is imperative.

Atlas/Blue Wolf is attempting to persuade stockholders that its real purpose for abstaining is to obtain more information about the Pixelle Transaction. We believe it hopes to confuse stockholders who may not understand the ramifications of an abstention. While an abstention may seem to be neutral, Atlas/Blue Wolf is actively sabotaging the deal. Stockholders should not be fooled.

Details about the transaction are disclosed in Verso’s definitive proxy materials;

•	We recently publicly filed the two additional agreements that Atlas/Blue Wolf stated it needed to review to evaluate the transaction—there is no reason for Atlas/Blue Wolf to abstain except to try to stop the sale;
•	Atlas/Blue Wolf is stalling for time as it searches for a red herring to kill the Pixelle Transaction;
•	Atlas/Blue Wolf is spending lots of its money as it tries to force its way into the Verso boardroom, not because its nominees will add any value to the Company but rather because a hostile proxy fight and litigation strategy is still significantly cheaper than paying full and fair value for the Company or its assets;
•	Atlas/Blue Wolf is forcing Verso to spend stockholders’ money on a costly and distracting proxy contest to defend your interests and the Company’s long-term stockholder value; and
•	Atlas/Blue Wolf will continue searching for any possible way to execute a deal with its own asset, Twin Rivers Paper, to the detriment of all other stockholders.

YOUR INVESTMENT IS AT RISK. If successful, we believe Atlas/Blue Wolf will hinder the progress your Board and management team are making, destroy the value potential of Verso and prevent stockholders from receiving at least $225 million in proceeds from the Pixelle Transaction.

WE BELIEVE ATLAS/BLUE WOLF SEEKS EFFECTIVE CONTROL OF VERSO
BY SEEKING ELECTION OF HIGHLY CONFLICTED, NON-ADDITIVE NOMINEES

o	Consistent with best practice corporate governance principles, our Board conducted a comprehensive assessment of Atlas/Blue Wolf's nominees, just as it does with any potential nominees, and the Board determined the Atlas/Blue Wolf nominees are highly conflicted and not additive.

o	Atlas/Blue Wolf has repeatedly pointed out that two of our nominees lack paper industry-specific experience, yet one of their own nominees, Jeffrey Kirt, has zero experience in the paper industry.

o	Unlike the activist hedge funds that typically engage in proxy contests for board representation, Atlas/Blue Wolf are private equity firms that own companies directly competing with Verso.
o	If elected, the Atlas/Blue Wolf nominees may intentionally derail the Pixelle Transaction in an effort to enhance the competitive position of Twin Rivers, a direct competitor of Verso in coated specialty papers. Its actions could potentially jeopardize the benefits of the Pixelle Transaction and influence the size, timing and manner of the distribution of proceeds.

o	When the Verso Board attempted to reach a reasonable settlement and proposed a cooperation agreement, Atlas/Blue Wolf’s proposed revisions included the ability for its nominees to freely share material, non-public information with Atlas/Blue Wolf, implying a level of dependency that poses a serious conflict of interest and is highly detrimental to other stockholders.

o	Atlas/Blue Wolf desperately needs effective control of Verso and its attractive assets, so as to influence and facilitate a possible transaction with the Company on terms favorable to Atlas/Blue Wolf at the expense of our other stockholders, and to camouflage the suspected underperformance of the portfolio assets of Atlas/Blue Wolf’s affiliates.

ATLAS/BLUE WOLF IS TARGETING THREE VERSO NOMINEES WHO BRING IMPORTANT DIVERSITY, GOVERNANCE EXPERTISE, INDUSTRY EXPERIENCE AND INSTITUTIONAL KNOWLEDGE

TO THE VERSO BOARD

Each of the three Verso nominees that Atlas/Blue Wolf is opposing – Steven D. Scheiwe, Jay Shuster and Nancy M. Taylor – brings specific and necessary skills to the Company that are complementary and additive to the full Board. Replacing any of these directors with the Atlas/Blue Wolf nominees would remove diversity, skills and experience from the Board that are important to Verso’s continued success.

Additionally, Mr. Scheiwe, Mr. Shuster and Ms. Taylor have operational experience transforming companies, some of which includes turnarounds in the paper industry to adapt to changing industry dynamics and meet market demands. We believe their specific skills will support Verso’s continued trajectory, transformation and the outperformance of our peers.

Steven D. Scheiwe

Verso Independent Director Since 2016, since the Company emerged from bankruptcy

President of Ontrac Advisors, Mr. Scheiwe is an expert in managing distressed debt issues for private equity firms, companies and funds.

•	Gained substantial knowledge of business planning and execution, M&A, finance and other aspects of managing a business enterprise
•	Service as a director of several public and private companies across a wide spectrum of industries provides him with diverse experiences
•	As a member of the Board since the Company’s emergence from bankruptcy in 2016, Mr. Scheiwe has played an integral role in Verso’s outperformance of both the Company’s peer group and the Russell 2000, with 49% stock appreciation over the last three years

Nancy M. Taylor

Verso Independent Director Since 2019

Ms. Taylor has more than 20 years of experience in senior management, in both operational and commercial leadership roles with manufacturing companies, and as chief executive officer of a publicly traded global manufacturer.

•	Brings unique experience as a former public company CEO, having successfully implemented a growth and market diversification strategy as well as a rigorous capital project approval process for the organization she led.
•	Having served as a director of various public companies, brings to the Board a strong corporate governance knowledge and a broad set of skills in strategy development, M&A, global operations, commercial experience, corporate governance and business turnaround and growth.
•	Previously served as President and Chief Executive Officer of Tredegar Corporation, a global manufacturing company, and brings deep leadership and directorship experience to Verso.
•	Gained and developed extensive business, finance and leadership skills, and possesses an understanding of strategic planning, risk assessment and international operations.

Jay Shuster

Verso Independent Director Since 2016, since the Company emerged from bankruptcy

Mr. Shuster is a Managing Member of Shuster Group, advising on strategic and operational planning, M&A, and turnaround management issues.

•	Lengthy career with Rock-Tenn Company (now WestRock) including ten years in charge of all operations, provides an in-depth understanding of the paper industry and business
•	Substantial operational and financial management experience in the paper products industry affords him insights into the complex challenges and opportunities faced by Verso
•	Service as a director of several companies in various industries provides him with broad experiences increases knowledge of effective corporate governance
•	As a member of the Board since the Company’s emergence from bankruptcy in 2016, Mr. Shuster has played an integral role in Verso’s outperformance of both the Company’s peer group and the Russell 2000, with 49% stock appreciation over the last three years

VOTE “FOR” ALL OF VERSO’S NOMINEES TO ENSURE THE RIGHT MIX OF SKILLS AND EXPERIENCE THAT WILL DELIVER VALUE AND DRIVE THE FUTURE VALUE OF YOUR INVESTMENT

Collectively, Verso’s successful and diverse director nominees have more than 150 years of paper industry experience, and a range of operational, executive and industry experience that will ensure the Board provides our company and operations with the best oversight and strategic counsel.

Our nominees bring deep experience in areas that are critical to our operations and strategy, including finance and M&A, organic growth strategic transformation and governance. Several also have an intimate understanding of the paper industry, including graphics papers, specialty papers, bag papers, linerboard, medium, bleached and unbleached boxboard, and market pulps, as well as extensive experience in international markets.

In light of Verso’s increased focus on our graphics operations on a go-forward basis, we believe the breadth and depth of experience of our nominees is essential to Verso’s ability to continue driving strong performance and delivering value to stockholders.

VOTING “FOR” VERSO’S NOMINEES AND “FOR” THE PIXELLE TRANSACTION ON THE WHITE PROXY CARD IS THE ONLY WAY TO ENSURE YOU RECEIVE THE PROCEEDS FROM THE PIXELLE TRANSACTION

There is only one rational choice. Your vote “FOR” our director nominees and “FOR” the Pixelle Transaction will help ensure that ALL Verso stockholders reap the benefits of our positive momentum and participate in the return of at least $225 million of proceeds from the Pixelle Transaction that we have promised.

Please use the enclosed WHITE proxy card to vote today “FOR” ALL seven of Verso’s nominees listed on the WHITE proxy card: Dr. Robert K. Beckler, Paula H. J. Cholmondeley, Randy J. Nebel, Steven D. Scheiwe, Jay Shuster, Adam St. John and Nancy M. Taylor. Simply follow the easy instructions on the enclosed proxy card to vote by telephone, by Internet or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided.

On behalf of the Verso Board and management team, we thank you for your continued support and dedication to our Company at this time.

Sincerely,

Dr. Robert K. Beckler	Paula H. J. Cholmondeley	Randy J. Nebel	Steven D. Scheiwe
Jay Shuster	Adam St. John	Nancy M. Taylor

YOUR VOTE IS EXTREMELY IMPORTANT

NO MATTER HOW MANY SHARES YOU OWN.

If you have questions or need assistance in voting your WHITE proxy card please contact:

MacKenzie Partners, Inc.

1407 Broadway, 27th Floor

New York, New York 10018

proxy@mackenziepartners.com

(212) 929-5500

or

Toll-Free (800) 322-2885

About Verso

Verso Corporation is the turn-to company for those looking to successfully navigate the complexities of paper sourcing and performance. A leading North American producer of specialty and graphic papers, packaging and pulp, Verso provides insightful solutions that help drive improved customer efficiency, productivity, brand awareness and business results. Verso's long-standing reputation for quality and reliability is directly tied to our vision to be a company with passion that is respected and trusted by all. Verso's passion is rooted in ethical business practices that demand safe workplaces for our employees and sustainable wood sourcing for our products. This passion, combined with our flexible manufacturing capabilities and an unmatched commitment to product performance, delivery and service, make Verso a preferred choice among commercial printers, paper merchants and brokers, converters, publishers and other end users. For more information, visit us online at versoco.com.

Forward-Looking Statements

In this letter to stockholders, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or "Securities Act," and Section 21E of the Securities Exchange Act of 1934, as amended, or "Exchange Act." Forward-looking statements may be identified by the words "believe," "expect," "anticipate," "project," "plan," "estimate," "intend" and other similar expressions. They include, for example, statements relating to our business and operating outlook; assessment of market conditions; and the growth potential of the industry in which we operate. Forward-looking statements are based on currently available business, economic, financial and other information and reflect management's current beliefs, expectations and views with respect to future developments and their potential effects on us. Actual results could vary materially depending on risks and uncertainties that may affect us and our business. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the long-term structural decline and general softening of demand facing the paper industry; our exploration of strategic alternatives, including the possible sale or merger of our entire company or a material portion of our business and our ability to consummate any such strategic transactions, including the proposed sale of our Androscoggin Mill and Stevens Point Mill; the risk that the purchase agreement for the sale transaction would limit our ability to pursue other strategic alternatives to the sale transaction; the risk that the purchase agreement for the sale transaction might expose us to contingent liabilities; risks related to our ability to obtain stockholder approval for the sale transaction; the risk that the pending sale transaction could create unknown impacts on our future prospects; the risk that the amount of net proceeds that we would receive from the sale transaction is subject to uncertainties; the risk that stockholders are not guaranteed to receive any of the proceeds from the sale transaction; the risk that management could spend or invest the net proceeds from the sale transaction in ways against stockholders' wishes; the risk that some of our executive officers might have interests in the sale transaction that might be in addition to, or different from, stockholders' interests; the risk that our business following the sale transaction would be reduced and less diversified; the risk that we would be unable to compete with respect to certain specialty paper products for two years after the closing of the sale transaction; the risk that we may be unable to obtain governmental and regulatory approvals required for the sale transaction, or required governmental and regulatory approvals may delay the transaction or result in the imposition of conditions that could cause the parties to abandon the sale transaction; the risk that an event, change or other circumstances could give rise to the termination of the sale transaction; the risk that failure to consummate the sale transaction might materially and adversely affect our business, financial condition and results of operation; the risk that a condition to closing of the sale transaction may not be satisfied; the risk that we would be required to pay a termination fee or expense reimbursement if the purchase agreement for the sale transaction is terminated under specified circumstances, which might discourage third parties from submitting an alternative proposal; the timing to consummate the sale transaction; the risk that any announcement relating to the sale transaction could have adverse effects on the market price of our common stock; the risk of and the outcome of any pending or threatened litigation related to the sale transaction or the Annual Meeting; the risk of disruption from the sale transaction making it more difficult to maintain relationships with customers, employees or suppliers; the diversion of management time on transaction-related issues; our adoption of a limited duration stockholder rights plan and its ability to delay or discourage a merger, tender offer or change of control; negative effects of a proxy contest and the actions of activist stockholders; developments in alternative media, which have and are expected to continue to adversely affect the demand for some of our key products, and the effectiveness of our responses to these developments; intense competition in the paper manufacturing industry; our dependence on a small number of customers for a significant portion of our business; any additional closure and other restructuring costs; our limited ability to control the pricing of our products or pass through increases in our costs to our customers; changes in the costs of raw materials and purchased energy; negative publicity, even if unjustified; any failure to comply with environmental or other laws or regulations, even if inadvertent; legal proceedings or disputes; any labor disputes; our ability to continue to execute and implement our strategic plan; our initiatives to improve our financial and operational performance and increase our growth and profitability; our future operational and financial performance; the effect that the election of Atlas/Blue Wolf's nominees to our board of directors will have on our execution of our long-term plan and long-term stockholder value; the future effect of our strategic plan on our probability, growth and stockholder return; and the potential risks and uncertainties described in Part I, Item 1A, "Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2018, as amended, Part I, Item 2, "Management's Discussion and Analysis of Financial Condition and Results of Operations" Part II, Item 1A, "Risk Factors" of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, and "Risk Factors Relating to the Sale Proposal" of our definitive proxy statement filed with the SEC on December 30, 2019, as such disclosures may be amended, supplemented or superseded from time to time by other reports we file with the SEC, including subsequent annual reports on Form 10-K and quarterly reports on Form 10-Q. We assume no obligation to update any forward-looking statement made in this letter to stockholders to reflect subsequent events or circumstances or actual outcomes.

Additional Information and Where to Find It

In connection with the solicitation of proxies concerning the matters to be considered at the Annual Meeting, including the proposed sale transaction, the Company has filed a definitive proxy statement, WHITE proxy card and other materials with the SEC. WE URGE INVESTORS TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING WHITE PROXY CARD, AND ANY OTHER MATERIALS FILED WITH THE SEC CAREFULLY BEFORE MAKING ANY VOTING OR INVESTMENT DECISION BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING. Investors may obtain copies of these documents free of charge at the SEC's website (www.sec.gov) and from the Company.

Participants in the Solicitation

The Company, its directors, executive officers and other persons related to the Company may be deemed to be participants in the solicitation of proxies from the Company's stockholders in connection with the matters to be considered at the Annual Meeting, including the proposed sale transaction. Information about the directors and executive officers of the Company and their ownership of Company common stock is set forth in the definitive proxy statement for the Annual Meeting. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, is also in the definitive proxy statement for the Annual Meeting and other relevant materials to be filed with the SEC when such materials become available.

SOURCE Verso Corporation

For further information:

Media Contacts:

Kathi Rowzie

Vice President, Communications and Public Affairs

(937) 528-3700

kathi.rowzie@versoco.com

Steve Frankel / Nick Lamplough / Ed Trissel

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

Investor Contact:

(937) 528-3220

investor.relations@versoco.com

Additional Investor Contacts:

Bob Marese

MacKenzie Partners, Inc.

212-929-5500